UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 29, 2010
Capital Senior Living Corporation

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

1-13445	75-2678809

(Commission File Number)	(IRS Employer Identification No.)

14160 Dallas Parkway Suite 300 Dallas, Texas	75254

(Address of Principal Executive Offices)	(Zip Code)
(972) 770-5600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Adoption of Compensatory Plan: On March 29, 2010, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Capital Senior Living Corporation (the “Company”) approved the Company’s 2010 Incentive Compensation Plan (the “Plan”). The Plan provides cash performance bonus opportunities to the Company’s executive management, including certain eligible named executive officers, based upon achievement of corporate and individual goals established by the Compensation Committee for the year ending December 31, 2010. The Plan removes quarterly bonus awards for achieving quarterly EPS goals with a corresponding increase in base salaries effective January 1, 2010.
Under the Plan for 2010, the Company’s eligible named executive officers are entitled to receive a cash performance bonus equal to 20% (25% for our Chief Executive Officer) of their base salary for the year based upon the Company’s achievement of two objective corporate goals. First, of that maximum cash bonus percentage attributable to the achievement of corporate goals, 12% (13% for our Chief Executive Officer) is based on the achievement of a Cash Flow From Operations (“CFFO”) per outstanding share target. Second, of that maximum cash bonus percentage attributable to the achievement of corporate goals, 8% (12% for our Chief Executive Officer) is based on the achievement of an Adjusted EBITDAR target. In addition, the Company’s eligible named executive officers are entitled to receive a cash performance bonus equal to 12% (14% for our Chief Executive Officer) of their base salary for the year based upon our achievement of certain objective individual goals within such named executive officer’s sphere of influence. Also, the Company’s eligible named executive officers are entitled to receive additional cash and stock performance bonuses of up to 26% (36% for our Chief Executive Officer) of their base salary for the year if the CFFO per outstanding share target is exceeded by up to 25%.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2010	Capital Senior Living Corporation
	By:	/s/ Ralph A. Beattie
		Name:	Ralph A. Beattie
		Title:	Executive Vice President and Chief Financial Officer